Exhibit 99.1

SIBLING GROUP HOLDINGS EXPANDS MANAGEMENT

ATLANTA, GA–(Marketwired – Jun 25, 2014) – Sibling Group Holdings, Inc. (OTCQB: SIBE), (www.siblinggroup.com) (the “Company”) announced today that it has appointed Ms. Maurine Findley as the Company’s Chief Executive Officer (“CEO”), named Mr. Jed Friedrichsen to a newly created position of Chief Academic Officer (“CAO”), and hired Ms. Angelle M. Judice, CPA, as Chief Financial Officer (“CFO”).

Ms. Findley will combine and leverage the experience of the entire management team and Board to formulate and execute Sibling’s strategic plans comprised of both acquisition and organic growth. In her 30 years of experience, Ms. Findley has played a critical role in creating merger and acquisition strategies building education operations. Ms. Findley has served as Sibling’s CFO until her appointment as CEO and she remains a member of the Board of Directors.

Mr. Friedrichsen, as Sibling’s CAO, has the responsibility for academic products, services strategy and implementation. Mr. Friedrichsen was most recently Chief Executive Officer of the Blended Schools Network, acquired last month by Sibling, and he remains responsible for Blended’s day-to-day operations.

Mr. Friedrichsen is a well-known expert in instructional design and implementation, and has led the Blended Schools Network for over 9 years, as both CEO, and Chief Administrative Officer before that. He holds a master’s degree in education from the University of Nebraska, and a bachelor’s degree from Wayne State University. He is a noted speaker in the area of education, as well as an advisor, including the following: Member of the Professional Leadership Development Center Board of Directors; Teaching with Technology Advisor for Oracle Corporation’s Global Think.com Advisory Committee; Professional Development Advisor for the MarcoPolo Education Foundation Field Trainer Committee; Member of the iNACOL Quality Standards for Online Programs authoring committee; Senior Instructional Designer at the University of Nebraska (for the Nation’s first accredited online high school). Mr. Friedrichsen was awarded the Blackboard Catalyst Award for K-12 Excellence in Virtual Learning Leadership.

Ms. Judice, Sibling’s new CFO, was most recently Corporate Controller for Education Management, Inc., at their Blue Cliff College operation in Baton Rouge, Louisiana. Prior to that assignment she was employed by Provost, Salter, Harper & Alford, LLC, a Baton Rouge, Louisiana audit and tax firm, starting in 2011. Prior to working in their tax and audit sections, she held senior accounting and finance positions in the media industry, including two years with the Louisiana Radio network, and ten years with WAFB-TV, a CBS affiliate and part of the RAYCOM Media Network. Ms. Judice’s educational and professional background includes a Bachelor’s Degree in Accounting from Louisiana State University, Baton Rouge, Louisiana, a member of LCPA and AICPA, and a registered CPA for over 22 years.

About Sibling Group Holdings, Inc:
Sibling Group Holdings, Inc. (OTCQB: SIBE) (www.siblinggroup.com) intends to acquire, on a global basis, advanced technology and education operations in order to enhance and accelerate the delivery of 21st century learning. By accessing funding from the public capital markets and melding them into a unified strategy, Sibling seeks to accelerate the improvement of education across the globe. Blended Schools Network (BSN) is an independent business unit of Sibling Group Holdings, Inc. providing a full online curriculum for the K-12 marketplace, complete hosted course authoring tools, and a learning management system (LMS) environment. The BSN staff provides online and on-site training for blended learning and professional development for online teaching, as well as blended school conversion planning and implementation. For more information, go to www.blendedschools.net

Safe Harbor:
This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.

Contact:
Richard Marshall
Email: rmarshall@siblinggroup.com
Tel: (404) 551-5274 ext. 57